Exhibit 99.1

For Immediate Release	Contact: Brandi Simpson
Sr. Director, Investor Relations
NPS Pharmaceuticals, Inc.
(801) 583-4939

NPS PHARMACEUTICALS EXPANDS AGREEMENT WITH EUROPEAN PARTNER NYCOMED TO

INCLUDE BROADER TERRITORY RIGHTS FOR PREOTACT®

Parsippany, NJ – July 9, 2007 – NPS Pharmaceuticals, Inc. (Nasdaq: NPSP) announced today that the company and its partner for European commercialization of Preotact® (full-length parathyroid hormone [PTH 1-84]) (US trade name PREOS®), Nycomed, have entered an agreement expanding and amending rights and responsibilities under the Preotact license originally entered into in 2004. Under the new agreement, Nycomed will gain the right to commercialize Preotact in all ex-US territories, excluding Japan, for which NPS retains commercial rights, and Israel which is the subject of a pre-existing distribution agreement with Israel-based Neopharm, Ltd. Upon registration and approval in the United States, rights to Canada and Mexico will revert to NPS. The agreement provides for the transfer of manufacturing responsibility from NPS to Nycomed for drug supply in its territories. Additionally, the agreement grants NPS the right to monetize the royalty stream from Preotact sales. As part of the manufacturing transfer, Nycomed will pay NPS $11 million for a significant portion of the existing bulk drug supply. Additional financial details were not disclosed.

Tony Coles, M.D., president and CEO of NPS said, “This transaction does two important things. First, it provides for broader registration and commercialization of PREOS globally. Preotact has had a good launch in the European markets and appears to be well accepted by physicians and well tolerated by patients. Second, this transaction supports our strategy to consolidate operations. The transfer of non-US manufacturing responsibility allows us to focus our investment and efforts on advancing our late-stage compounds, PREOS and teduglutide.”

Hakan Bjorklund, Nycomed CEO stated, “This expanded agreement allows Nycomed to fully leverage the commercial capabilities and infrastructure we gained through the acquisition of ALTANA Pharma. The early experience with Preotact in the European markets has been encouraging and we look forward to continuing to build our global presence with a product as therapeutically important as Preotact.”

NPS developed Preotact and licensed European and CIS marketing rights to Nycomed in 2004. The drug was approved by the European Medicines Agency in 2006 for the treatment of osteoporosis in postmenopausal women at high risk of fractures and has been launched in most of the major European markets. Nycomed expects to complete the drug’s launch throughout the European Union this year.

About NPS Pharmaceuticals

NPS discovers and develops small molecules and recombinant proteins as drugs, primarily for the treatment of metabolic, bone and mineral, and central nervous system disorders. The company has drug candidates in various stages of clinical development backed by a strong discovery research effort. Additional information is available on the company’s website, http://www.npsp.com.

Cautionary Statement for the Purpose of the “Safe Harbor” Provisions of the Private Securities Litigation

Reform Act of 1995

Note: Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include: The success of the commercialization of Preotact in Europe depends on Nycomed’s efforts and is beyond our control; for us to receive any significant royalty payments from Nycomed, they must devote adequate resources to marketing Preotact in Europe and achieve market acceptance for the drug; manufacturing biological products such as Preotact is complex and no assurances can be provided that the transfer of Preotact manufacturing responsibility to Nycomed will occur in a timely manner or that Nycomed will be successful in securing commercial supply of Preotact in a timely manner or at all. All information in this press release is as of July 9, 2007, and we undertake no duty to update this information. A more complete description of the risks associated with our business can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2006, and our Quarterly Report on Form 10-Q for the quarter-ended March 31, 2007.